MASTER CONSULTING SERVICES AGREEMENT          Exhibit: 10.27

This agreement for professional services (the “Agreement”) is made and entered into as of June 1, 2001 (“Effective Date”), by and between Clyde Heintzelman, residing at 15105 Sunflower Court, Rockville, Maryland 20853 (“Consultant”) and Net2000 Communications Services, Inc., a Delaware corporation (“Net2000”), with offices at 2180 Fox Mill Road, Herndon, VA 20171.

1.      SERVICES AND SCOPE OF WORK

1.1 Services. Consultant agrees to perform for Net2000 the tasks, responsibilities and services (the “Services”) described on the attached task specific schedule(s) (individually, a “Statement of Work” or “SOW”) to which the parties may agree from time to time, with each Statement of Work to be consecutively numbered and attached hereto. Such services shall be provided in accordance with the provisions of this Agreement and the applicable Statement of Work and compensation shall be in accordance with the terms specified in the applicable Statement of Work executed by both parties.

1.2 Statement of Work. Unless otherwise agreed by the parties in writing, each Statement of Work shall be in writing and include the following information: (i) a description of the Services to be performed; (ii) a list of deliverables to be provided by Consultant, (the “Deliverables”); (iv) the method of compensation to be provided to the Consultant (e.g., monthly or weekly payment, time and materials, firm fixed price or otherwise) and other appropriate pricing terms such as hourly rates; and (v) other information the parties mutually agree to include.

2.      TIME REPORTS AND EXPENSES

2.1 Time Reports. For Services performed on a time and materials basis, Consultant will be compensated in accordance with the applicable Statement of Work for actual work performed.

2.2 Out-of-Pocket Expenses. Net2000 will reimburse Consultant for “Out-of-Pocket Expenses” which shall include reasonable, necessary and actual out-of-pocket expenses incurred by Consultant in order to perform the Services and travel and lodging, but shall not include Consultant’s overhead costs (or allocations thereof) or administrative expenses.

2.3 Payment Terms and Conditions. (a) Net2000 shall pay Consultant for all Services performed under a mutually agreed upon written Statement of Work and for any constructive or express changes thereto, pursuant to the following terms and conditions: Consultant will submit the monthly charges and/or expenses to be invoiced for Services performed under any Statement of Work to Net2000 for review and approval. Monthly progress payments and expenses will be invoiced over the duration of the project and shall be paid by Net2000 approximately thirty (30) days after Net2000’s receipt of such invoice. In the event of any disputed amount, Net2000 and Consultant will work together to resolve issues relating to disputed amounts; and (b) in consideration of Consultant agreeing to provide consulting services to Net2000 in accordance with Statement of Work 1.0 as attached hereto and other Statements of Work that might be agreed to between Consultant and Net2000, Net2000 will award to Consultant one hundred thousand (100,000) vested stock options subject to approval by the Compensation Committee of the Net2000 Communications, Inc. Board of Directors and subject to the terms and conditions of the Net2000 1999 Stock Incentive Plan and the Stock Option Grant Agreement.

2.4 Equipment and Administrative Support. In order to provide consulting services to Net2000 in accordance with this Agreement, Net2000 will provide to Consultant, at no charge to Consultant, use of a laptop computer, a Net2000 e-mail account and voicemail account, a pager and wireless telephone, and an ISDN line. Additionally, from time to time, Net2000 will provide Consultant with any necessary administrative support as may be needed to assist Consultant in providing services pursuant to this Agreement.

PROGRESS REPORTS AND MEETINGS

2.5 Reports. Consultant shall submit a detailed written progress report to Clayton Thomas, Jr. as reasonably requested by Net2000 (but in no event less often than once each month, unless mutually agreed), during the term of each Statement of Work. Such progress reports will detail the current status of Consultant activities, the progress of

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the Services being performed, and specific resources expended since the last report (as well as a cumulative total to date). The progress report shall also identify both actual and anticipated problem areas, the impact thereof on Consultant’s work effort, and action being taken or alternative actions to be taken to remedy such problems.

3.      LIMITATION OF LIABILITY

4.1      IN NO EVENT SHALL NET2000 BE LIABLE TO CONSULTANT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSS OR DAMAGE OF ANY KIND, INCLUDING LOST PROFITS (WHETHER OR NOT NET2000 HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES) BY REASON OF ANY ACT OR OMISSION IN ITS PERFORMANCE UNDER THIS AGREEMENT.

4.      OWNERSHIP

4.1 Services Made For Hire. All Deliverables developed for and provided to Net2000 by Consultant in performing the Services shall be deemed “works made for hire” and the sole and exclusive property of Net2000 unless otherwise agreed in writing. To the extent that any such work is not deemed a “work made for hire” and Net2000 property by operation of law, Consultant hereby irrevocably assigns, transfers and conveys (now and in the future) to Net2000 all of its right, title and interest in such work, including but not limited to all rights of patent, copyright, trademark or other proprietary rights in such work.

4.2 Ownership Provisions. Consultant agrees that it shall include and enforce such ownership provisions in all subcontracts, if any, to ensure the exclusivity of Net2000 ownership as described in Section 5.1 above. Net2000, its successors and assigns, shall have the unfettered right to obtain, and to hold in its own name, patents, copyrights, registrations, or such other intellectual property rights and protections as may be appropriate.

5.      CONFIDENTIALITY AND PROPRIETARY RIGHTS

5.1 Non-Disclosure. Consultant shall preserve as strictly confidential and proprietary, whether in tangible or intangible form and regardless of the media, all information and material, including but not limited to Net2000 information, materials, strategic plans, network architecture, financial information, personnel files, Net2000 (or potential Net2000) lists, work and tasks performed and reports provided pursuant to this Agreement, writings, improvements or discoveries, whether or not copyrightable or patentable, which are written, conceived, made or discovered by Consultant and are in any way related to the performance of this Agreement, data or other information that Net2000 may provide to Consultant, or Consultant may receive, in connection with this Agreement or related Statements of Work (collectively “Confidential Information”). Consultant shall hold the Confidential Information in confidence, with the same degree of care that it applies to its own confidential information of like importance, and never less than reasonable care, except that Consultant may disseminate such Confidential Information to subcontractors, if any, provided that such subcontractors are on a need to know basis and have signed non-disclosure agreements, prior to such dissemination. Consultant agrees to preserve any copyright, trademark and other proprietary rights notices on all Confidential Information. The foregoing obligations shall survive termination or expiration of this Agreement or any Statement of Work.

6.      TERM AND TERMINATION

6.1 Term. The term of this Agreement will commence on the Effective Date and will continue in effect for at least one hundred twenty days (120) days or until both parties mutually agree to terminate, unless sooner terminated pursuant to this Article 7. In the event of the termination of this Agreement, it shall remain in full force and effect with respect to any then-outstanding Statements of Work issued under this Agreement until all such Statements of Work are completed, expired or terminated.

6.2 Termination for Cause. This Agreement and/or any Statement of Work issued under it may be terminated by either party (reserving cumulatively all other rights and remedies at law or in equity unless expressly excluded herein) in the event the other party has materially breached this Agreement or any Statement of Work including, but not limited to, Net2000’s failure to pay undisputed amounts due under this Agreement or any Statement of Work (i)

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upon receipt of written notice of termination if such material breach is incapable of cure; or (ii) upon the expiration of thirty (30) days (or such additional cure period as the non-breaching party may authorize in writing) after receipt of written notice of termination if the material breach is capable of cure and has not been cured. Waiver of a particular material breach shall not imply waiver of any other material breach. Each party agrees to continue performing its obligations under this Agreement while any dispute is being resolved except to the extent the issue in dispute precludes performance and the parties have not mutually agreed to continue performance. In the event of material breach, Net2000 reserves the right to withhold payment for disputed amounts for services that are part of the material breach dispute until the particular material breach is resolved.

6.3 Termination for Convenience. Net2000 may terminate this Agreement and/or any particular Statement of Work, or any portion thereof, for convenience and without cause. Exercise of this right must be accomplished by giving Consultant prior written notice designating the termination date (which termination date shall not be less than thirty (30) days following such notice) and by paying Consultant all non-disputed sums due Consultant for work actually performed under a particular Statement of Work up until the date of termination, including a pro-rata portion of the next-scheduled payment for any partially completed Services, determined on a percentage-to-completion basis and including reimbursement of discounts which would not otherwise be offered under a Statement of Work of short duration. In the event that a purported termination for cause by Net2000 under Section 7.2 above is determined by a competent authority not to be properly a termination for cause, then such termination by Net2000 shall be deemed to be a termination for convenience under this Section 7.3

6.4 Statements of Work. The termination of any particular Statement of Work shall not affect the parties’ respective duties and obligations under any other Statements of Work then in effect, except as to discounts offered by Consultant to Net2000.

7.      TRAVEL

8.1      Net2000 may request Consultant to travel in the performance of duties.

8.2      Travel Reimbursement Procedure.

(a)	Consultant shall initially be responsible for travel expenses. Consultant will then invoice Net2000 for the travel. All travel, transportation and related expense receipts shall accompany the invoices for which reimbursement is sought.

(b)	Expense reports must be filed within thirty (30) days of completion of travel and invoiced on the next regular invoice submission to Net2000.

(c)	Net2000-approved travel and related Net2000-approved out-of pocket expenses incurred in performing Services for Net2000 under the Agreement shall be invoiced to Net2000 at cost.

(d)	Reimbursement will be as follows:

            (1) Commercial transportation—Reimbursable on an “incurred cost” basis at economy, tourist or coach rates.

            (2) Private automobile—you will receive a car allowance of $400 per month as reimbursement for driving between and among various Net2000 locations, parking, tolls, etc. and shall not be entitled to any other reimbursement for use of your private automobile.

            (3) Per diem—Reimbursable for actual lodging and local transportation. Actual meal expenses shall not exceed $30.00 per day

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8.      GENERAL

8.1 Informal Dispute Resolution. The parties agree that, prior to initiating formal dispute resolution, they will attempt to resolve disputes informally by working together to promptly address problems and escalate issues within their respective companies as reasonably required.

8.2      Notices. All notices under this Agreement shall be deemed duly given upon delivery, if delivered by hand, or three days after posting, if sent by certified mail, return receipt requested, to the addresses set forth below or to such other address as either party may designate by notice hereto.

For Net2000:	Net2000 Communications Services, Inc

2180 Fox Mill Road

Herndon, VA, 20171

Attn: Legal Dept.

For Consultant:	Clyde Heintzelman

15105 Sunflower Court

Rockville, Maryland 20853

9.3      Governing Law

      This Agreement shall be interpreted, construed and governed by the laws of the State of New York, without regard to conflict of law provisions.

9.4 Entire Agreement. This Agreement, together with any Statement of Work, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified except by an instrument in writing signed by a duly authorized representative of each of the parties. All prior agreements, documents, proposals, representations, statements, negotiations, and undertakings, whether written or oral, are superseded by this Agreement. This Agreement shall be binding upon the Net2000 and Consultant and their permitted successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Clyde Heintzelman	Net2000 Communications Services, Inc.

By /s/ Clyde Heintzelman	By Clayton Thomas, Jr. Clayton Thomas, Jr. CEO & Chairman

Date June 1, 2001	Date July 10, 2001

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STATEMENT OF WORK      1.0(6/01/01)

Individual:	Clyde Heintzelman

Task Description:	Responsible for: (1) Working with Net2000 personnel to resolve the lien dispute with the general contractor at the former Net2000 Chicago switch site including, without limitation, seeking return of the $750,000 escrow balance and sale of unneeded equipment and supplies in Chicago; (2) Developing and implementing a plan for mitigating and extricating Net2000’s lease obligations associated with the Dallas and Atlanta switch site leases; (3) provide advisory support, analysis, and strategy for integrating Net2000’s acquisition of Vision I.T. including, without limitation, support for federal, state, and local government sales, development and rollout of new products (e.g., video over IP), adoption of new policies and procedures, aligning east and west coast operations, serving as a liaison for Randy Harrell on the east coast, and addressing any earnout issues; (4) provide support and guidance on possible M&A activities; and (5) any other matters or projects mutually agreed upon by Consultant and Clayton Thomas.

Compensation/Hours:	Compensation shall be at an annualized rate of $250,000 salary pro rated and paid in monthly increments of $20,833.33 during the term of this Statement of Work 1.0 (SOW) while Consultant continues to provide consulting services in accordance with this SOW. Consultant shall be required to work at least 40 hours per week and, when necessary, attend meetings at Net2000 headquarters in Herndon, Virginia, Net2000 offices in McLean, Virginia, or other offices designated by Net2000 and agreeable to by Consultant.

Term:	The term of this Statement of Work will commence on the date signed by Net2000 below and will continue until both parties mutually agree to terminate, unless sooner terminated pursuant to the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Clyde Heintzelman	Net2000 Communications Services, Inc.

By /s/ Clyde Heintzelman	By Clayton Thomas, Jr. Clayton Thomas, Jr. CEO & Chairman

Date June 1, 2001	Date July 10, 2001

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